Exhibit 99.1

Phone 440.684.9600 Fax 440-646.0484 info@freedoniagroup.com
CONSENT OF THE FREEDONIA GROUP, INC.
We hereby consent to the references to our company’s name in the Quarterly Report on Form 10-Q for the Quarterly Period Ended June 30, 2014 (the “Quarterly Report”) of U.S. Silica Holdings, Inc. (the “Company”) and the quotation by the Company in the Quarterly Report from Table IV-4 from our report World Industrial Silica Sand, October 2012 and Table V-3 from our report Proppants in North America, August 2013. We also hereby consent to the filing of this letter as an exhibit to the Quarterly Report.

THE FREEDONIA GROUP, INC.

By:	/s/ Corinne Gangloff
Name:	Corinne Gangloff
Title:	Media Relations Director
July 30, 2014

The Freedonia Group, Inc.	767 Beta Drive	Cleveland, OH 44143-2326	www.freedoniagroup.com